Exhibit 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.com

PRESS RELEASE

Contact:	James R. Heslop, 2nd

Executive Vice President/Chief Operating Officer

(440) 632-1666 Ext. 3219

jheslop@middlefieldbank.com

Middlefield Banc Corp. Reports Net Income of $1.76 million for the First Quarter of 2014

MIDDLEFIELD, OHIO, April 25, 2014 ¿¿¿¿ Middlefield Banc Corp. (OTCQB: MBCN), parent of The Middlefield Banking Company, today reported net income for the first quarter of 2014 of $1.76 million, or $0.86 per diluted share. This compares to net income of $1.66 million, or $0.82 per diluted share, for the first quarter of 2013.

“Our capability to produce consistent financial results clearly demonstrates the strength of our company,” stated Thomas G. Caldwell, President and Chief Executive Officer. “Our performance in the first quarter was driven by an improved net interest margin, improved credit quality, and expansion of our loan portfolio.”

“Moving forward into 2014,” Caldwell continued, “we believe that we are well positioned to address the continued environment of historically low interest rates and the increased burden of regulatory costs. We remain focused on delivering excellence in customer service, increasing value to our shareholders, and operating our company in accordance with safe and sound banking practices.”

First quarter highlights include:

•	Total net loans increased 9.4% from the first quarter of 2013 and 1.9% compared to the fourth quarter of 2013.

•	The net interest margin was 4.20% for the first quarter of 2014, compared to 3.92% for the same period of 2013. The yield on earning assets increased 2 basis points, while the cost of interest-bearing liabilities decreased 28 basis points from the year ago period.

•	The provision for loan and leases losses for the first quarter of 2014 was $0.2 million compared to $0.3 million for the 2013 comparable period. The current quarter’s charge was the result of lower historical charge-offs and improved credit metrics over the preceding 12 months.

•	Nonperforming assets totaled $13.4 million at March 31, 2014. At the same point of 2013 nonperforming assets equaled $16.1 million.

Annualized return on average equity (“ROE”) and average assets (“ROA”) for the 2014 quarter were 13.10% and 1.08%, respectively. For the first quarter of 2013, ROE was 12.18%, with the ROA being 1.01%.

Income Statement

Net interest income for the first quarter of 2014 increased 6.6%, or $0.4 million, compared to the first quarter of 2013. This increase was driven by the increase in average net loans and a reduction in funding costs, primarily time deposits. This activity resulted in a net interest margin of 4.20% for the first quarter of 2014 compared to 3.92% for the first quarter of 2013.

Noninterest income decreased 17.6% to $0.7 million for the first quarter of 2014. This decrease was driven by a reduction in gains on investment securities transactions of $0.2 million.

Noninterest expense was up $0.2 million, or 5.7%, from the year ago quarter. Salaries and benefits, the company’s largest noninterest expense, was the leading factor in the increase and was directly related to the growth of the company. Higher levels of occupancy and equipment expense were, in part, offset by decreases in franchise tax, FDIC insurance premiums, and expenses related to other real estate owned. The non-GAAP efficiency ratio was 59.90% for the first quarter of 2014 compared to 58.57% for the first quarter of 2013.

“We have taken the opportunity to reposition our balance sheet by permitting a reduction in higher cost funding sources. This effort afforded us the ability to maintain our levels of net interest margin. Moving forward into 2014, we do anticipate continued pressure on margin levels,” stated Donald L. Stacy, Chief Financial Officer. “We are committed to executing our plan of growing our base of quality client relationships. We fully expect that this focus will continue to add value for our shareholders.”

Balance Sheet

The company’s total assets ended the first quarter of 2014 at $670.0 million, an increase of 0.5% from the $667.0 million in total assets reported at March 31, 2013. Net loans at March 31, 2014, were $436.7 million, up $37.4 million, or 9.4%, over the $399.3 million reported at March 31, 2013. Total deposits at the end of the first quarter of 2014 were $594.8 million, or 0.6% above the deposit level of $591.5 million at March 31, 2013. The investment portfolio, which is entirely classified as available for sale, stood at $155.9 million at March 31, 2014. This figure represented a reduction in the portfolio of $34.7 million from the year ago quarter end.

The company experienced growth in all loan categories. Residential real estate loans increased $16.7 million year-over-year, with commercial real estate loans experiencing growth of $14.7 million. Noninterest-bearing deposits grew $15.6 million when compared to the end of the first quarter of 2013. During the same 12 month period, time deposits increased $1.8 million. These gains were offset by a decrease of $14.2 million, year-over-year, in all other interest-bearing deposit categories.

Shareholders’ Equity

Tangible book value per share increased from $25.35 per share at March 31, 2013 to $25.52 per share at March 31, 2014. The increase is the result of a higher level of retained earnings offset by cash dividends paid to shareholders. During the 2014 first quarter, the company paid cash dividends of $0.26 per share, which equaled the amount paid in first quarter 2013. At March 31, 2014, the company had a Tier 1 leverage ratio of 9.15%. At the same point of 2013, the ratio stood at 8.22%.

Asset Quality

The provision for loan losses for the 2014 first quarter was $0.2 million, compared to the $0.3 million posted for the 2013 period. Net charge-offs for the first quarter of 2014 were $0.2 million, or an annualized 0.19% of average loans. For the first three months of 2013, net charge-offs totaled $0.4 million, which equaled an annualized 0.36% of average loans. At March 31, 2014, the allowance for loan losses was $7.0 million, representing 1.58% of total loans.

The following table provides a summary of asset quality and reserve coverage ratios.

	Asset Quality History
	(dollars in thousands)
	3/31/2014	12/31/2013	3/31/2013	12/31/2012	12/31/2011
Nonperforming loans	$10,741	$12,290	$13,899	$14,194	$24,546
Real estate owned	2,656	2,698	2,155	1,846	2,196
Nonperforming assets	$13,397	$14,988	$16,054	$16,040	$26,742
Allowance for loan losses	$7,015	$7,046	$7,732	$7,779	$6,819
Ratios:
Nonperforming loans to total loans	2.42%	2.82%	3.41%	3.48%	6.12%
Nonperforming assets to total assets	2.00%	2.32%	2.41%	2.39%	4.09%
Allowance for loan losses to total loans	1.58%	1.62%	1.90%	1.90%	1.70%
Allowance for loan losses to nonperforming loans	65.31%	57.33%	55.63%	54.80%	27.78%

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a bank holding company with total assets of $670.0 million. On January 20, 2014, the company consolidated its Emerald Bank subsidiary into the company’s lead bank, The Middlefield Banking Company. The bank operates 10 full service banking centers and a LPL Financial® brokerage office serving Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, and Westerville. Additional information is available at www.middlefieldbank.com.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

March 31, 2014 and 2013 and December 31, 2013

Balance Sheet (period end)	March 31,	December 31,	March 31,
(Dollar amounts in thousands)	2014	2013	2013
(unaudited)
Assets
Cash and due from banks	$28,663	$20,926	$32,426
Federal funds sold	14,147	5,267	13,204

Cash and cash equivalents	42,810	26,193	45,630
Investment securities available for sale	155,940	157,143	190,687
Loans:	443,729	435,725	407,054
Less: reserve for loan losses	7,015	7,046	7,732

Net loans	436,714	428,679	399,322
Premises and equipment	9,797	9,828	8,694
Goodwill	4,559	4,559	4,559
Core deposit intangible	146	156	184
Bank-owned life insurance	8,883	8,816	8,604
Accrued interest receivable and other assets	11,173	11,716	9,294

Total Assets	$670,022	647,090	666,974

	March 31,	December 31,	March 31,
	2014	2013	2013
Liabilities and Stockholders’ Equity
Noninterest-bearing demand deposits	$88,988	$85,905	$73,354
Interest bearing demand deposits	60,673	53,741	68,060
Money market accounts	75,296	77,473	80,051
Savings deposits	179,805	177,303	181,872
Time deposits	190,004	174,414	188,160

Total Deposits	594,766	568,836	591,497
Short-term borrowings	5,320	10,809	5,240
Other borrowings	11,468	11,609	12,779
Other liabilities	1,774	2,363	1,608

Total Liabilities	613,328	593,617	611,124

Common equity	35,115	34,979	34,697
Retained earnings	28,699	27,465	23,622
Accumulated other comprehensive (loss) income	(386)	(2,237)	4,265
Treasury stock	(6,734)	(6,734)	(6,734)

Total Stockholders’ Equity	56,694	53,473	55,850

Total Liabilities and Stockholders’ Equity	$670,022	$647,090	$666,974

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

March 31, 2014 and 2013

(Dollar amounts in thousands)

(unaudited)

	For the Three Months Ended
	March 31,
	2014	2013
INTEREST INCOME
Interest and fees on loans	$5,694	$5,572
Interest-bearing deposits in other institutions	5	8
Federal funds sold	3	4
Investment securities
Taxable interest	509	674
Tax-exempt interest	755	733
Dividends on stock	23	23

Total interest income	6,989	7,014

INTEREST EXPENSE
Deposits	940	1,297
Short-term borrowings	35	52
Other borrowings	32	46
Trust preferred securities	26	34

Total interest expense	1,033	1,429

NET INTEREST INCOME	5,956	5,585
Provision for loan losses	180	313

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,776	5,272

NONINTEREST INCOME
Service charges on deposits	441	447
Investment securities (losses) gains, net	(6)	185
Earnings on bank-owned life insurance	67	68
Other income	213	168

Total noninterest income	715	868

NONINTEREST EXPENSE
Salaries and employee benefits	2,016	1,871
Occupancy expense	321	274
Equipment expense	220	189
Data processing costs	214	213
Ohio state franchise tax	83	154
Federal deposit insurance expense	132	154
Professional fees	287	276
(Gain) loss on sale of other real estate owned	(5)	8
Advertising expense	123	112
Other real estate expense	63	106
Directors Fees	86	105
Other operating expense	689	539

Total noninterest expense	4,229	4,001

Income before income taxes	2,262	2,139
Provision for income taxes	499	482

NET INCOME	$1,763	$1,657

	For the Three Months Ended
	March 31,
	2014	2013
Per common share data
Net income per common share - basic	$0.87	$0.83
Net income per common share - diluted	$0.86	$0.82
Dividends declared	$0.26	$0.26
Book value per share(period end)	$27.83	$27.70
Tangible book value per share (period end)	$25.52	$25.35
Dividend payout ratio	30.01%	31.38%
Average shares outstanding - basic	2,033,480	1,999,645
Average shares outstanding - diluted	2,039,515	2,010,292
Period ending shares outstanding	2,037,359	2,016,284
Selected ratios
Return on average assets	1.08%	1.01%
Return on average equity	13.10%	12.18%
Yield on earning assets	4.88%	4.86%
Cost of interest-bearing liabilities	0.81%	1.09%
Net interest spread	4.07%	3.78%
Net interest margin	4.20%	3.92%
Efficiency (1)	59.90%	58.57%
Tier 1 capital ratio	9.15%	8.22%

(1)	The efficiency ratio is calculated by dividing noninterest expense less amortization of intangibles by the sum of net interest income on a fully taxable-equivalent basis plus noninterest income.

	March 31,	March 31,
	2014	2013
Commercial and industrial	$56,855	$55,401
Real estate - construction	25,241	22,817
Real estate - mortgage:
Residential	215,809	199,063
Commercial	140,543	125,799
Consumer installment	5,281	3,974

	443,729	407,054

	March 31,	March 31,
Asset quality data	2014	2013
(Dollar amounts in thousands)
Non-accrual loans	$7,463	$9,730
Troubled debt restructuring	2,035	3,808
90 day past due and accruing	1,243	361

Nonperforming loans	10,741	13,899
Other real estate owned	2,656	2,155

Nonperforming assets	$13,397	$16,054

Allowance for loan and lease losses	$7,015	$7,732
Allowance for loan and lease losses/total loans	1.58%	1.90%
Net charge-offs:
Year-to-date	211	360
Net charge-offs to average loans, annualized
Year-to-date	0.19%	0.36%
Nonperforming loans/total loans	2.42%	3.41%
Allowance for loan and lease losses/nonperforming loans	65.31%	55.63%